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Exhibit 99.1
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                     NEWS FOR IMMEDIATE RELEASE

Contact:

Shaun R. Hayes                                               John E. Bowman
President                                                         President
Allegiant Bancorp, Inc.                            Reliance Financial, Inc.
(314) 726-5000                                               (314) 631-7500
NASDAQ/NMS Symbol: "ALLE"


                      ALLEGIANT BANCORP, INC.
                           TO MERGE WITH
                      RELIANCE FINANCIAL, INC.

      ST. LOUIS, MO., March 20, 1997 -- Marvin S. Wool, Chairman and Chief Executive Officer, Allegiant Bancorp, Inc., St. Louis, Missouri ("Allegiant"), and John E. Bowman, President and Chief Executive Officer, Reliance Financial, Inc. ("Reliance"), today jointly announced that they have entered into a definitive agreement that provides for the merger of Allegiant and Reliance. After the merger, Reliance Federal Savings and Loan Association of St. Louis County, Reliance's wholly owned subsidiary, will maintain its thrift charter and continue to operate as a separate subsidiary with its current management and staff.

      The agreement provides for the acquisition by Allegiant of all of the capital stock of Reliance in exchange for consideration of 1.6741 shares of Allegiant common stock per share of Reliance common stock. The acquisition is expected to be completed on or about September 30, 1997 and is subject to, among other things, regulatory approval and the approval of the shareholders of Allegiant and the stockholders of Reliance.

      Allegiant, operating out of six locations in St. Louis and two locations in Northeast Missouri, had at December 31, 1996, $377.6 million in total assets, $308.7 million in deposits and $16.4 million in shareholders' equity.

      Reliance, operating out of one location in St. Louis, had at December 31, 1996, $31.7 million in total assets, $23.9 million in deposits and $6.8 million in stockholders' equity.

      Mr. Wool said that Allegiant looks forward to providing a full range of banking services to the customers of Reliance. "We will offer a full range of commercial and consumer loans, as well as other customary banking services to the current customers of Reliance as well as to the communities that it serves."

      Mr. Bowman said that he looked forward to working with Allegiant during this transaction and believes that the customers of Reliance will benefit from Reliance's association with a larger financial institution that has greater resources. Gerhard Lubbes, Chairman of the Board of Reliance and son of the founder of Reliance Federal Savings said: "We have come to know the Allegiant management and believe the customers of Reliance Federal Savings and the Affton community will continue to benefit from the additional banking services that will now be available to them."